Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the shares of Common Stock, $0.0005 par value, of ARC Wireless Solutions, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit thereto.  In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement.

Dated:  November 3, 2008

BREAN MURRAY CARRET GROUP INC.
By:	Vicali Services (BVI) Inc.
Its Director
	By:	/s/ Susan V. Demers
	Name:	Susan V. Demers
	Title:	Director

Q MANAGEMENT SERVICES (PTC) LTD.

By:	Vicali Services (BVI) Inc.
Its Director

By:	/s/ Susan V. Demers
Name:	Susan V. Demers
Title:	Director

/s/ Phyllis Quasha
Phyllis Quasha